FOR IMMEDIATE RELEASE

Smithfield Foods Reports Record Third Quarter Results

SMITHFIELD, Virginia (March 10, 2011)—Smithfield Foods, Inc. (NYSE: SFD) today reported record fiscal 2011 third quarter results. All comparisons are to the third quarter of fiscal 2010.

Highlights

•	Net income was $202.6 million, or $1.21 per diluted share, an improvement of $165.3 million

•	Adjusted EPS of $.84 was record high for the third quarter

•	Consolidated operating profit improved $276.2 million, or $155.6 million after adjusting for a fire insurance recovery gain of $120.6 million

◦	Pork segment produced record third quarter operating profit

▪	Pork earnings increased $102.0 million to $254.8 million

▪	Fresh pork operating profit improved $119.1 million to $130.3 million

▪	Packaged meats results remained strong at $124.5 million

◦	Hog Production segment operating results increased $75.8 million

◦	International segment results were steady at $34.5 million

•	Consolidated sales increased 10% to $3.2 billion

•	Fundamentals are strong in all operating segments

◦	Pork cutout reached record highs

◦	Export demand remained very strong

◦	Pork in cold storage remained low

◦	U.S. hog inventory reported below year ago for ninth consecutive quarter in December

•	Repurchased $390.9 million of 2013 and 2014 notes subsequent to quarter end; retired $913 million of total debt during current fiscal year

Following are the company’s sales, operating profit and margin by segment (dollars in millions):

	Three Months Ended				Nine Months Ended
	January 30, 2011		January 31, 2010		January 30, 2011		January 31, 2010
Sales:
Pork
Fresh Pork	$1,093.1		$1,038.6		$3,336.3		$3,090.8
Packaged Meats	1,591.6		1,360.8		4,240.0		3,802.1
Total Pork	2,684.7		2,399.4		7,576.3		6,892.9

Hog Production	649.9		597.4		2,004.8		1,541.3
International	355.9		338.5		1,001.6		965.2
Other	12.9		27.3		74.7		125.2
Total segment sales	3,703.4		3,362.6		10,657.4		9,524.6
Intersegment	(517.2)		(477.9)		(1,571.1)		(1,232.2)
Consolidated	$3,186.2		$2,884.7		$9,086.3		$8,292.4

Operating profit (loss) and margin %:
Pork
Fresh Pork	$130.3		$11.2		$289.7		$50.5
Packaged Meats	124.5		141.6		267.3		377.0
Total Pork	254.8	9%	152.8	6%	557.0	7%	427.5	6%

Hog Production	(2.3)	0%	(78.1)	(13)%	139.8	7%	(453.0)	(29)%
International	34.5	10%	35.6	11%	103.1	10%	104.0	11%
Other	(0.5)	(4)%	6.6	24%	(2.3)	(3)%	1.2	1%
Corporate	86.2		(20.4)		30.8		(56.2)
Consolidated	$372.7	12%	$96.5	3%	$828.4	9%	$23.5	0%

Sales for the third quarter of fiscal 2011 were $3.2 billion, up 10%. The increase is primarily attributable to higher average unit selling prices in the Pork segment and higher live hog market prices. The company reported net income in the current quarter of $202.6 million ($1.21 per diluted share) compared to net income of $37.3 million ($.22 per diluted share) last year, an improvement of $165.3 million.

The current quarterly results include a number of noteworthy items affecting results, including a $120.6 million gain on insurance recovery, a loss of $14.1 million on early extinguishment of debt, charges on the Hog Production cost savings initiative of $10.9 million and a $5.1 million net gain on the sale of various non-core hog farm assets. The table below shows the impact of these items on earnings per diluted share for the quarter ended January 30, 2011, resulting in a non-GAAP adjusted EPS of $.84.

(in millions, except EPS impact)	Segment	EPS Impact
Reported GAAP measure		$1.21

Add back of significant items:
Gain on fire insurance recovery	Corporate	(.44)
Loss on debt extinguishment	Corporate	.05
HP cost saving initiative charges	Hog Production	.04
Net gain on non-core farm asset sales	Hog Production	(.02)

Adjusted Non-GAAP measure		$.84

Commentary
“We are extremely pleased with the record performance of the company in the third quarter. Year to date, our earnings have surpassed that of our last record year, owing to the strength of our restructured Pork segment, which has enabled us to fully capitalize on favorable market conditions. Strong global demand for pork, combined with tight supplies, propelled exceptional fresh pork results in the quarter. Smithfield’s highly competitive cost structure and coordinated sales and marketing platform allowed us to deliver another solid quarter in our packaged meats business,” said C. Larry Pope, president and chief executive officer.

“We accomplished double digit growth in several of our key strategic brands and product categories in the quarter including Armour LunchMakers, Armour Pepperoni, Curly’s Barbecue, Kretschmar Deli and Smithfield Marinade," he said.

“Although the third quarter is generally seasonally the weakest quarter for hog production, results in the Hog Production segment improved substantially and were supported by lower hog supplies, higher live hog prices and favorable grain hedges that kept raising costs in the low $50's per hundredweight and in line with the prior year,” Mr. Pope continued.

“Over the past two years, Smithfield has made significant improvements to the balance sheet and we are happy to report that we have successfully reduced debt by $913 million this fiscal year, bringing our total debt level to $2.1 billion,” he said.

Third Quarter Results

Pork
Fresh Pork
Fresh pork margins were excellent, as tight supplies and robust demand drove record high pork cutout values. Operating margins were 12%, or $18 per head, even after absorbing a 12% increase in live hog market prices. Volume decreased 4%, as the company processed 6% fewer head. The volume decline was due to the closure of the Sioux City, Iowa plant in April 2010.

Packaged Meats
Packaged meats margins were solid, particularly in the face of considerably higher raw material costs. Total packaged meats sales grew 17% percent in the quarter to $1.6 billion. Operating margins were strong at 8%, or $.16 per pound, despite the higher raw material costs. Volume decreased 2%.

Hog Production
Hog Production operating margins improved dramatically. Fewer hogs marketed pushed live hog market prices 12% to $50 per hundredweight compared to $44 per hundredweight last year. Pre-interest raising costs were approximately equal to the prior year at $52 per hundredweight.

International
The International segment continued to deliver strong results, keeping pace with last year. Operating profit from the company’s Polish operations decreased as lower live hog prices and higher raising costs pressured margins and more than offset continued record results in meat processing. The company’s Romanian operations were profitable, but earnings were below last year. Favorable hog production margins drove improved equity income from the company’s Mexican operations. Earnings from Campofrío improved considerably, even after adjusting for a
$10.4 million debt restructuring charge in the prior year.

Outlook
“In the Pork segment, Smithfield is intensely focused on continuing to develop its sales and marketing programs and consolidated brand portfolio, as well as further improving its cost structure. This focused approach is creating a more competitive platform for Smithfield every day. We are pleased with our progress; however, there are still significant opportunities to achieve a higher level of operational excellence going forward,” said Mr. Pope.

"Industry fundamentals are very encouraging. Solid earnings in fresh pork will continue to be driven by balanced supply and demand dynamics and strong exports, which are likely to continue," he commented.

“We anticipate that the Hog Production segment will be profitable in fiscal 2011 and beyond, despite higher grain prices. Even though raising costs will increase going forward, low global red meat inventories are supporting a significantly higher live hog futures curve throughout fiscal 2012. Furthermore, the Hog Production Cost Savings Initiative will improve our cost structure $90 million annually by fiscal 2014,” Mr. Pope said.

“As previously stated, we are encouraged by the recent change in the tone of the conversation surrounding the current ethanol policy by the Obama administration and others in the private and public sectors. We are hopeful that this is the result of the realization that this policy raises food prices and hurts those in America who can least afford it. We applaud this move toward a more rational energy policy,” he continued.

“We continue to improve our conservative balance sheet, while maintaining ample liquidity, and will substantially reduce our annual interest expense run rate,” Mr. Pope remarked.

“Given the overall situation, we remain very excited about the growth prospects for this company in all business segments and expect to finish this fiscal year with record earnings and look forward to continued strong results in fiscal 2012," he concluded.

Conference Call
The company will host a live conference call and audio webcast at 9:00 AM ET Thursday, March 10, 2011. Participants can access the call by dialing (800) 230-1096. The call will be webcast at
http://investors.smithfieldfoods.com/events.cfm and will be archived at this location. A telephone replay will be available at (800) 475-6701 and will be archived for two weeks. The replay access code is 192581.

About Smithfield Foods
Smithfield Foods is the world's largest pork processor and hog producer, with revenues exceeding $11 billion in fiscal 2010. In the United States, the company is also the leader in numerous packaged meats categories. From national brands and regional powerhouses in the United States to some of the best-known European brands, Smithfield Foods products are prized by retail, foodservice, and deli customers alike. For more information, visit www.smithfieldfoods.com.

This news release contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, our ability to effectively restructure portions of our operations and achieve cost savings from such restructurings and other risks and uncertainties described in our Annual Report on Form 10-K for fiscal 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2010. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statements that we make speak only as of the date of such statements, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	January 30, 2011	January 31, 2010	January 30, 2011	January 31, 2010
	(unaudited)		(unaudited)
Sales	$3,186.2	$2,884.7	$9,086.3	$8,292.4
Cost of sales	2,729.0	2,600.5	7,828.7	7,741.2
Gross profit	457.2	284.2	1,257.6	551.2
Selling, general and administrative expenses	220.3	194.5	594.1	558.3
Gain on fire insurance recovery	(120.6)	—	(120.6)	—
Equity in income of affiliates	(15.2)	(6.8)	(44.3)	(30.6)
Operating profit	372.7	96.5	828.4	23.5
Interest expense	60.3	67.2	194.4	198.9
Loss on debt extinguishment	14.1	—	21.4	11.0
Income (loss) before income taxes	298.3	29.3	612.6	(186.4)
Income tax expense (benefit)	95.7	(8.0)	190.0	(89.6)
Net income (loss)	$202.6	$37.3	$422.6	$(96.8)

Net income (loss) per share:
Basic	$1.22	$.22	$2.55	$(.63)
Diluted	$1.21	$.22	$2.53	$(.63)

Weighted average shares outstanding:
Basic	166.0	165.8	166.0	154.2
Effect of dilutive stock options	1.2	0.2	1.2	—
Diluted	167.2	166.0	167.2	154.2

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF EQUITY IN (INCOME) LOSS OF AFFILIATES
(In millions)

		Three Months Ended		Nine Months Ended
Equity Investment	Segment	January 30, 2011	January 31, 2010	January 30, 2011	January 31, 2010

Mexican joint ventures	International	$(7.8)	$(4.4)	$(23.6)	$(11.3)
Campofrío Food Group (CFG)	International	(7.1)	5.3	(18)	(2.5)
Butterball	Other	—	(7.9)	(1.3)	(15.3)
All other equity method investments	Various	(0.3)	0.2	(1.4)	(1.5)
Equity in income of affiliates		$(15.2)	$(6.8)	$(44.3)	$(30.6)

CFG prepares its financial statements in accordance with International Financial Reporting Standards. Our share of CFG’s results reflects U.S. GAAP adjustments. There may be differences between what we report for CFG and what CFG reports.

Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com